FRP HOLDINGS, INC./NEWS

Contact: Matthew C. McNulty Chief Financial Officer	904/858-9100
FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR MONTHS ENDED DECEMBER 31, 2024
FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; March 5, 2025 –
FRP Holdings is a real estate asset developer and manager across three differing asset classes including Multifamily, Industrial and Commercial, and Mining and Royalty Lands.

Net Income Results - Net income for the fourth quarter of 2024 was $1,679,000 or $.09 per share versus $2,880,000 or $.15 per share in the fourth quarter of 2023. Net income for 2024 was $6,385,000 or $.34 per share versus $5,302,000 or $.28 per share in 2023.

Executive Summary and Analysis – In the fourth quarter, the Company saw a 21% improvement in pro rata NOI compared to the same period last year, and for the year ended December 31, 2024 saw a 26% increase in pro rata NOI ($38.1 million vs $30.2 million) compared to 2023. This is consistent with the almost 30% compound annual growth rate at which we have grown pro rata NOI since 2021. We experienced meaningful NOI growth across all segments in 2024 compared to last year including a 17% improvement ($649,000) in Industrial and Commercial NOI; a 23% increase ($2.7 million) in Mining Royalty lands NOI; and a 34% increase ($4.6 million) in Multifamily NOI. While we are proud of this level of growth, as we have mentioned in the past and highlight in our shareholder letter, it is also a pace we cannot possibly sustain, and do not expect to match in 2025. For a number of reasons, we expect 2025 NOI to be flat if not slightly less than 2024. In the Industrial Segment, we have vacancies at Cranberry and our new Chelsea building that will take time to lease up and will have operating expenses that will negatively impact NOI compared to 2024. The lease-up of three different projects (Verge, Bryant Street, and .408 Jackson) in our Multifamily segment had a profound impact in the growth of our NOI over the last 12 months. In 2025, these lease-ups will give way to more organic growth as we attempt to improve rents on already stabilized assets, a particular challenge for the DC assets which will be competing with a glut of new projects. Mining royalty revenue and earnings should remain strong in 2025, though from an NOI perspective, it will be difficult to keep pace with 2024, simply for the fact that we received a $1.9 million one-time minimum payment at one location, which we cannot replicate for obvious reasons.

The flip side of this coin is that while we anticipate our NOI growth to stall in 2025, the driver of most of our future NOI growth will also come in 2025 through an estimated $71 million in equity capital investment. In 2025, we will begin construction on our two industrial joint ventures in Florida, continue to entitle our existing industrial pipeline in Maryland to have the land shovel ready in 2026, and look to augment our existing pipeline through a land purchase, industrial joint venture, or possibly both. This is where the rubber hits the road on our pivot to industrial development, and sets the course for our stated goal of delivering three new industrial assets every two years as we look to double the size of this segment over the next five years.

While our core focus is industrial, we will continue to partner on multifamily projects that meet our return thresholds. We believe these are an effective hedge of our aggressive industrial strategy. We will always try to exploit our competitive advantage in the asset class we have the most experience in, but real estate is cyclical and there will almost certainly come a day where the state of the industrial market will make us glad we continued to pursue multifamily development. In 2025, we anticipate moving forward with two multifamily projects outside the DC area, one in South Carolina and the other in southwest Florida, which will add 810 units and $6 million in pro rata NOI upon stabilization.

Fourth Quarter Highlights.
•21% increase in pro rata Net Operating Income (NOI) ($9.1 million vs $7.6 million)
•21% increase in the Multifamily segment’s NOI
•Mining Royalty Land's revenue increased 19%, and segment NOI increased 34%

COMPARATIVE RESULTS OF OPERATIONS
Consolidated Results

(dollars in thousands)	Three months ended December 31
	2024	2023	Change	%
Revenues:
Lease revenue	$7,072	7,206	$(134)	-1.9%
Mining royalty and rents	3,459	2,899	560	19.3%
Total revenues	10,531	10,105	426	4.2%

Cost of operations:
Depreciation, depletion and amortization	2,558	2,406	152	6.3%
Operating expenses	1,741	1,790	(49)	-2.7%
Property taxes	920	905	15	1.7%
General and administrative	2,393	1,821	572	31.4%
Total cost of operations	7,612	6,922	690	10.0%

Total operating profit	2,919	3,183	(264)	-8.3%

Net investment income	2,317	2,690	(373)	-13.9%
Interest expense	(668)	(1,064)	396	-37.2%
Equity in loss of joint ventures	(2,777)	(1,352)	(1,425)	105.4%
(Loss) gain on sale of real estate	182	46	136	295.7%
Income before income taxes	1,973	3,503	(1,530)	-43.7%
Provision for income taxes	286	618	(332)	-53.7%

Net income	1,687	2,885	(1,198)	-41.5%
Income (loss) attributable to noncontrolling interest	8	5	3	60.0%
Net income attributable to the Company	$1,679	2,880	$(1,201)	-41.7%

Net income for the fourth quarter of 2024 was $1,679,000 or $.09 per share versus $2,880,000 or $.15 per share last year. Pro rata NOI for the fourth quarter of 2024 was $9,103,000 versus $7,553,000 last year.

•General and administrative expense increased $572,000 over the same period last year due primarily to the implementation of our executive succession and transition plan that commenced in May, 2024.
•Net investment income decreased $373,000 due to reduced income from our lending ventures ($96,000), and decreased preferred interest ($346,000) due to the conversion of FRP preferred equity to common equity at Bryant Street. This decrease was mitigated by increased earnings on cash equivalents ($69,000).
•Interest expense decreased $396,000 compared to the same period last year as we capitalized $427,000 more interest, partially offset by increased costs related to the increase in our line of credit with Wells Fargo. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.

•Equity in loss of Joint Ventures increased $1,425,000 due primarily to a one-time gain of $1,886,000 received in the fourth quarter of last year versus an expense of $124,000 in this year’s fourth quarter in connection with the loan guarantee on our Bryant Street multifamily development. Notwithstanding the negative impact of the loan guarantee on this year’s fourth quarter versus last year, we saw improved operating results at The Verge ($486,000) and .408 Jackson ($90,000) compared to the same quarter last year.
Multifamily Segment (pro rata consolidated and pro rata unconsolidated)
For ease of comparison all the figures in the tables below include the results for Bryant Street, .408 Jackson, and The Verge from the prior period (when these projects were still in our Development segment).

	Three months ended December 31
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$8,162	100.0%	7,249	100.0%	913	12.6%

Depreciation and amortization	3,303	40.5%	3,282	45.3%	21	.6%
Operating expenses	2,894	35.5%	2,325	32.1%	569	24.5%
Property taxes	1,009	12.4%	1,019	14.1%	(10)	-1.0%

Cost of operations	7,206	88.3%	6,626	91.4%	580	8.8%

Operating profit before G&A	$956	11.7%	623	8.6%	333	53.5%

Depreciation and amortization	3,303		3,282		21
Unrealized rents & other	27		(377)		404
Net operating income	$4,286	52.5%	3,528	48.7%	758	21.5%
The combined consolidated and unconsolidated pro rata net operating income this year for this segment was $4,286,000, up $758,000 or 22% compared to $3,528,000 last year. Most of this increase was from the lease up of The Verge which contributed $690,000 of pro rata NOI compared to $182,000 in the Development segment last year, an increase of $508,000. Same store NOI (Dock, Maren & Riverside) increased $228,000 or 12%.

Apartment Building	Units	Pro rata NOI Q4 2024	Pro rata NOI Q4 2023	Avg. Occupancy Q4 2024	Avg. Occupancy Q4 2023	Renewal Success Rate Q4 2024	Renewal % increase Q4 2024

Dock 79 Anacostia DC	305	$958,000	$886,000	94.4%	94.8%	65.4%	4.0%
Maren Anacostia DC	264	$956,000	$855,000	93.9%	94.1%	58.1%	3.5%
Riverside Greenville	200	$179,000	$124,000	92.6%	95.2%	60.0%	3.0%
Bryant Street DC	487	$1,205,000	$1,254,000	89.7%	93.7%	60.3%	2.5%
.408 Jackson Greenville	227	$298,000	$227,000	96.2%	90.4%	71.0%	3.8%
Verge Anacostia DC	344	$690,000	$182,000	90.9%	79.0%	72.1%	4.3%
Multifamily Segment	1,827	$4,286,000	$3,528,000	92.5%	92.0%

Multifamily Segment (Consolidated - Dock & Maren)

	Three months ended December 31
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$5,504	100.0%	5,370	100.0%	134	2.5%

Depreciation and amortization	1,989	36.2%	1,971	36.8%	18	0.9%
Operating expenses	1,494	27.1%	1,467	27.3%	27	1.8%
Property taxes	623	11.3%	582	10.8%	41	7.0%

Cost of operations	4,106	74.6%	4,020	74.9%	86	2.1%

Operating profit before G&A	$1,398	25.4%	1,350	25.1%	48	3.6%

Total revenues for our two consolidated joint ventures (Dock & Maren) were $5,504,000, an increase of $134,000 versus $5,370,000 last year. Total operating profit before G&A for the consolidated joint ventures was $1,398,000, up 4% versus $1,350,000 last year.

Multifamily Segment (Pro rata unconsolidated)

	Three months ended December 31
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$5,162	100.0%	4,323	100.0%	839	19.4%

Depreciation and amortization	2,213	42.9%	2,201	50.9%	12	.5%
Operating expenses	2,073	40.2%	1,527	35.3%	546	35.8%
Property taxes	670	13.0%	701	16.2%	(31)	-4.4%

Cost of operations	4,956	96.0%	4,429	102.5%	527	11.9%

Operating profit before G&A	$206	4.0%	(106)	(2.5%)	312

For our four unconsolidated joint ventures, pro rata revenues were $5,162,000, an increase of $839,000 or 19% compared to $4,323,000 in the same period last year. Pro rata operating profit before G&A was $206,000 versus a loss of $106,000 last year, an increase of $312,000.

Industrial and Commercial Segment

	Three months ended December 31
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$1,268	100.0%	1,422	100.0%	(154)	(10.8%)

Depreciation and amortization	361	28.5%	368	25.8%	(7)	(1.9%)
Operating expenses	212	16.7%	163	11.5%	49	30.1%
Property taxes	69	5.4%	62	4.4%	7	11.3%

Cost of operations	642	50.6%	593	41.7%	49	8.3%

Operating profit before G&A	$626	49.4%	829	58.3%	(203)	(24.5%)

Depreciation and amortization	361		368		(7)
Unrealized revenues	5		(25)		30
Net operating income	$992	78.2%	$1,172	82.4%	$(180)	(15.4%)
Total revenues in this segment were $1,268,000, down $154,000 or 11%, over last year. Operating profit before G&A was $626,000, down $203,000 or (24.5%) from $829,000 last year. Revenues and operating profit are down due to $222,000 of allowance for uncollectible revenue on one tenant in the process of eviction. We were 95.6% leased and occupied during both periods inclusive of the uncollectable space leased. Net operating income in this segment was $992,000, down $180,000 or 15% compared to last year due to the uncollectible revenue.
Mining Royalty Lands Segment Results

	Three months ended December 31
(dollars in thousands)	2024	%	2023	%	Change	%

Mining royalty and rent revenue	$3,459	100.0%	2,899	100.0%	560	19.3%

Depreciation, depletion and amortization	165	4.7%	25	0.8%	140	560.0%
Operating expenses	16	0.5%	17	0.6%	(1)	-5.9
Property taxes	80	2.3%	104	3.6%	(24)	-23.1%

Cost of operations	261	7.5%	146	5.0%	115	78.8%

Operating profit before G&A	$3,198	92.5%	2,753	95.0%	445	16.2%

Depreciation and amortization	165		25		140
Unrealized revenues	142		(168)		310
Net operating income	$3,505	101.3%	$2,610	90.0%	$895	34.3%

Total revenues in this segment were $3,459,000, an increase of $560,000 or 19% versus $2,899,000 last year. Last year’s fourth quarter was negatively impacted by the deduction of $223,000 as a credit for a (prior overpayment of royalties at one location). Royalty tons were up 11%. Total operating profit before G&A in this segment was $3,198,000, an increase of $445,000 versus $2,753,000 last year. Net operating income in this segment was $3,505,000, up $895,000 or 34% compared to last year due to the increased revenues and a beneficial/ positive swing in the unrealized revenue of $310,000.

Development Segment Results

	Three months ended December 31
(dollars in thousands)	2024	2023	Change

Lease revenue	$300	414	(114)

Depreciation, depletion and amortization	43	42	1
Operating expenses	19	143	(124)
Property taxes	148	157	(9)

Cost of operations	210	342	(132)

Operating profit before G&A	$90	72	18

With respect to ongoing Development Segment projects:
▪We entered into two new joint venture agreements in early 2024 with BBX Logistics. The first joint venture is a 200,000 square-foot warehouse development project in Lakeland, FL, and the second joint venture is a 182,000 square-foot warehouse redevelopment project in Broward County, FL. We anticipate construction to start on both projects in the second quarter of 2025.
▪Last summer we broke ground on a new speculative warehouse project in Aberdeen, MD on Chelsea Road. This Class A, 258,000 square foot building is due to be completed in the 1st quarter of 2025.
▪We are the principal capital source to develop 344 residential lots on 110 acres in Harford County, MD. We have funded $26.5 million of our $31.1 million total commitment. A national homebuilder is under contract to purchase all 222 townhome lots and 122 single family lots. At year end, 100 lots have been sold and $15.3 million of preferred interest and principal has been returned to the Company of which $4.0 million was booked as profit to the Company.

Highlights of the year ending 12/31/24.
•20% increase in Net Income ($6.4 million vs $5.3 million)
•26% increase in pro rata NOI ($38.1 million vs $30.2 million)
•The Mining Royalty Lands Segment's pro rata NOI includes a $2.2 million increase in unrealized revenues primarily due to a one-time, $1.9 million minimum royalty payment that applies to the prior twenty-four months as the tenant failed to meet a production requirement contained in the lease. This revenue was straight-lined over the estimated remaining 20 year life of the lease.

•34% increase in the Multifamily segment’s pro rata NOI primarily due to lease up of Bryant St., 408 Jackson, and The Verge. This comparison includes the results for these three projects from the same period last year (when these projects were still in our Development segment).
•Industrial and Commercial revenue increased 5%, and segment NOI increased 17%

COMPARATIVE RESULTS OF OPERATIONS
Consolidated Results

(dollars in thousands)	Twelve Months Ended December 31,
	2024	2023	Change	%
Revenues:
Lease revenue	$28,922	28,979	$(57)	-.2%
Mining royalty and rents	12,852	12,527	325	2.6%
Total revenues	41,774	41,506	268	.6%

Cost of operations:
Depreciation, depletion and amortization	10,187	10,821	(634)	-5.9%
Operating expenses	7,170	7,364	(194)	-2.6%
Property taxes	3,437	3,650	(213)	-5.8%
General and administrative	9,276	7,971	1,305	16.4%
Total cost of operations	30,070	29,806	264	.9%

Total operating profit	11,704	11,700	4	—%

Net investment income	11,112	10,897	215	2.0%
Interest expense	(3,150)	(4,315)	1,165	-27.0%
Equity in loss of joint ventures	(11,359)	(11,937)	578	-4.8%
(Loss) gain on sale of real estate	182	53	129	243.4%
Income before income taxes	8,489	6,398	2,091	32.7%
Provision for income taxes	2,029	1,516	513	33.8%

Net income	6,460	4,882	1,578	32.3%
Income (loss) attributable to noncontrolling interest	75	(420)	495	-117.9%
Net income attributable to the Company	$6,385	5,302	$1,083	20.4%

Net income for 2024 was $6,385,000 or $.34 per share versus $5,302,000 or $.28 per share last year. Pro rata NOI for 2024 was $38,139,000 versus $30,240,000 last year.
•Pro rata NOI includes a one-time, minimum royalty payment of $1,853,000 that applies to the prior twenty-four months as the tenant failed to meet a production requirement contained in the lease. This revenue was straight-lined over the estimated remaining 20 year life of the lease.

•General and administrative expense increased $1,305,000 over the same period last year due primarily to the implementation of our executive succession and transition plan that commenced in May, 2024.
•Net investment income increased $215,000 due to increased earnings on cash equivalents ($1,321,000) and increased income from our lending ventures ($1,059,000), partially offset by decreased preferred interest ($2,165,000) due to the conversion of FRP preferred equity to common equity at Bryant Street.
•Interest expense decreased $1,165,000 compared to the same period last year as we capitalized $1,296,000 more interest, partially offset by increased costs related to the increase in our line of credit with Wells Fargo. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.
•Equity in loss of Joint Ventures improved $578,000 due to improved results at our unconsolidated joint ventures. Results improved at The Verge ($2,445,000) and .408 Jackson ($259,000) but that improvement was mostly offset by a $2,255,000 increase in loan guarantee expense. The Company recorded a gain on loan guarantee of $1,886,000 in December 2023 as the guarantee liability was relieved upon the refinancing of the Bryant Street debt versus an expense of $496,000 in 2024 stemming from the guarantee of the new Bryant Street loan.
Multifamily Segment (pro rata consolidated and pro rata unconsolidated)
For ease of comparison all the figures in the tables below include the results for Bryant Street, .408 Jackson, and The Verge from the prior period (when these projects were still in our Development segment).

	Twelve Months Ended December 31,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$32,377	100.0%	26,592	100.0%	5,785	21.8%

Depreciation and amortization	13,309	41.1%	12,847	48.3%	462	3.6%
Operating expenses	10,740	33.2%	9,649	36.3%	1,091	11.3%
Property taxes	3,578	11.1%	3,207	12.1%	371	11.6%

Cost of operations	27,627	85.3%	25,703	96.7%	1,924	7.5%

Operating profit before G&A	$4,750	14.7%	889	3.3%	3,861	434.3%

Depreciation and amortization	13,309		12,847		462
Unrealized rents & other	118		(193)		311
Net operating income	$18,177	56.1%	13,543	50.9%	4,634	34.2%
The combined consolidated and unconsolidated pro rata net operating income this year for this segment was $18,177,000, up $4,634,000 or 34% compared to $13,543,000 last year. Most of this increase was from the lease up of Bryant Street, .408 Jackson, and The Verge. These three projects contributed $9,740,000 of pro rata NOI to this segment compared to $5,466,000 in the Development segment last year, an increase of $4,274,000. Same store NOI (Dock, Maren & Riverside) increased $360,000 or 4%.

Apartment Building	Units	Pro rata NOI 2024	Pro rata NOI 2023	Avg. Occupancy 2024	Avg. Occupancy 2023	Renewal Success Rate YTD 2024	Renewal % increase 2024

Dock 79 Anacostia DC	305	$3,800,000	$3,711,000	94.2%	94.4%	67.6%	3.4%
Maren Anacostia DC	264	$3,776,000	$3,566,000	94.3%	95.6%	57.1%	2.6%
Riverside Greenville	200	$861,000	$800,000	95.0%	94.5%	56.4%	4.7%
Bryant Street DC	487	$5,793,000	$4,849,000	91.3%	92.9%	58.1%	2.7%
.408 Jackson Greenville	227	$1,298,000	$577,000	90.0%	59.9%	68.8%	3.2%
Verge Anacostia DC	344	$2,649,000	$40,000	93.3%	46.7%	58.0%	3.1%
Multifamily Segment	1,827	$18,177,000	$13,543,000	92.8%	84.5%

Multifamily Segment (Consolidated - Dock & Maren)

	Twelve Months Ended December 31,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$22,096	100.0%	21,824	100.0%	272	1.2%

Depreciation and amortization	7,936	35.8%	8,768	40.2%	(832)	-9.5%
Operating expenses	6,047	27.4%	6,285	28.8%	(238)	-3.8%
Property taxes	2,288	10.4%	2,231	10.2%	57	2.6%

Cost of operations	16,271	73.6%	17,284	79.2%	(1,013)	-5.9%
Operating profit before G&A
	$5,825	26.4%	4,540	20.8%	1,285	28.3%
Total revenues for our two consolidated joint ventures (Dock & Maren) were $22,096,000, an increase of $272,000 versus $21,824,000 last year. Total operating profit before G&A for the consolidated joint ventures was $5,825,000, an increase of $1,285,000, or 28% versus $4,540,000 last year primarily due to lower depreciation and operating expense. Depreciation decreased as some of the assets became fully depreciated. Operating expenses decreased due to lower maintenance, utilities, insurance and marketing costs.

Multifamily Segment (Pro rata unconsolidated)

	Twelve Months Ended December 31,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$20,335	100.0%	14,700	100.0%	5,635	38.3%

Depreciation and amortization	8,960	44.1%	8,055	54.8%	905	11.2%
Operating expenses	7,431	36.5%	6,194	42.1%	1,237	20.0%
Property taxes	2,335	11.5%	1,993	13.6%	342	17.2%

Cost of operations	18,726	92.1%	16,242	110.5%	2,484	15.3%

Operating profit before G&A	$1,609	7.9%	(1,542)	(10.5%)	3,151	-204.3%

For our four unconsolidated joint ventures, pro rata revenues were $20,335,000, an increase of $5,635,000 or 38% compared to $14,700,000 in the same period last year. Pro rata operating profit before G&A was $1,609,000 versus a loss of $1,542,000 last year, an increase of $3,151,000.
Industrial and Commercial Segment

	Twelve Months Ended December 31,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$5,621	100.0%	5,354	100.0%	267	5.0%

Depreciation and amortization	1,444	25.7%	1,374	25.7%	70	5.1%
Operating expenses	803	14.3%	653	12.2%	150	23.0%
Property taxes	264	4.7%	247	4.6%	17	6.9%

Cost of operations	2,511	44.7%	2,274	42.5%	237	10.4%

Operating profit before G&A	$3,110	55.3%	3,080	57.5%	30	1.0%

Depreciation and amortization	1,444		1,374		70
Unrealized revenues	(7)		(556)		549
Net operating income	$4,547	80.9%	$3,898	72.8%	$649	16.6%
Total revenues in this segment were $5,621,000, up $267,000 or 5%, over last year. Operating profit before G&A was $3,110,000, up $30,000 or 1% from $3,080,000 last year. Revenues and operating profit are up because of full occupancy at 1841 62nd Street (which had only $11,000 of revenue in the first quarter last year) and the addition of 1941 62nd Street to this segment in March 2023 less $222,000 of allowance for uncollectible revenue on one tenant in the process of eviction. We were 95.6% leased and occupied during 2024 inclusive of the uncollectable space leased. Net operating income in this segment was $4,547,000, up $649,000 or 17% compared to last year partially due to $549,000 more unrealized rental revenue in the prior year due to rent abatements that expired in 2023.

Mining Royalty Lands Segment Results

	Twelve Months Ended December 31,
(dollars in thousands)	2024	%	2023	%	Change	%

Mining royalty and rent revenue	$12,852	100.0%	12,527	100.0%	325	2.6%

Depreciation, depletion and amortization	636	5.0%	497	4.0%	139	28.0%
Operating expenses	69	0.5%	68	0.5%	1	1.5
Property taxes	294	2.3%	428	3.4%	(134)	-31.3%

Cost of operations	999	7.8%	993	7.9%	6	0.6%

Operating profit before G&A	$11,853	92.2%	11,534	92.1%	319	2.8%

Depreciation and amortization	636		497		139
Unrealized revenues	1,907		(311)		2,218
Net operating income	$14,396	112.0%	$11,720	93.6%	$2,676	22.8%
Total revenues in this segment were $12,852,000, an increase of $325,000 or 3% versus $12,527,000 last year despite a 3% decrease in royalty tons sold compared to 2023. Royalty revenues were impacted by the deduction of royalties to resolve an $842,000 overpayment. During the year, the tenant withheld $619,000 in royalties otherwise due to the Company with the remainder ($223,000) withheld in the fourth quarter of 2023. There are no further amounts to be withheld moving forward. Total operating profit before G&A in this segment was $11,853,000, an increase of $319,000 versus $11,534,000 last year. Net operating income in this segment was $14,396,000, up $2,676,000 or 23% compared to last year mostly due to a one-time, minimum royalty payment at one location which is straight-lined across the estimated remaining 20 year life of the lease for GAAP revenue purposes.
Development Segment Results

	Twelve Months Ended December 31,
(dollars in thousands)	2024	2023	Change

Lease revenue	$1,205	1,801	(596)

Depreciation, depletion and amortization	171	182	(11)
Operating expenses	251	358	(107)
Property taxes	591	744	(153)

Cost of operations	1,013	1,284	(271)

Operating profit before G&A	$192	517	(325)

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

Assets:	December 31, 2024	December 31, 2023
Real estate investments at cost:
Land	$168,943	141,602
Buildings and improvements	283,421	282,631
Projects under construction	32,770	10,845
Total investments in properties	485,134	435,078
Less accumulated depreciation and depletion	77,695	67,758
Net investments in properties	407,439	367,320

Real estate held for investment, at cost	11,722	10,662
Investments in joint ventures	153,899	166,066
Net real estate investments	573,060	544,048

Cash and cash equivalents	148,620	157,555
Cash held in escrow	1,315	860
Accounts receivable, net	1,352	1,046
Federal and state income taxes receivable	—	337
Unrealized rents	1,380	1,640
Deferred costs	2,136	3,091
Other assets	622	589
Total assets	$728,485	709,166

Liabilities:
Secured notes payable	$178,853	178,705
Accounts payable and accrued liabilities	6,026	8,333
Other liabilities	1,487	1,487
Federal and state income taxes payable	611	—
Deferred revenue	2,437	925
Deferred income taxes	67,688	69,456
Deferred compensation	1,465	1,409
Tenant security deposits	805	875
Total liabilities	259,372	261,190

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 19,046,894 and 18,968,448 shares issued and outstanding, respectively	1,905	1,897
Capital in excess of par value	68,876	66,706
Retained earnings	352,267	345,882
Accumulated other comprehensive income, net	55	35
Total shareholders’ equity	423,103	414,520
Noncontrolling interests	46,010	33,456
Total equity	469,113	447,976
Total liabilities and equity	$728,485	709,166

Non-GAAP Financial Measures.
To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures. For ease of comparison all the figures in the tables below include the results for Bryant Street, .408 Jackson, and The Verge in the Multifamily segment for all periods shown.

Pro Rata Net Operating Income Reconciliation
Twelve months ended 12/31/24 (in thousands)

	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$1,459	(3,098)	(5,708)	8,219	5,588	6,460
Income tax allocation	448	(952)	(1,764)	2,525	1,772	2,029

Income (loss) before income taxes	1,907	(4,050)	(7,472)	10,744	7,360	8,489

Less:
Unrealized rents	7	—	—	—	—	7
Gain on sale of real estate	—	—	—	182	—	182
Interest income	—	3,574	—	—	7,538	11,112
Plus:
Unrealized rents	—	—	10	1,907	—	1,917
Professional fees	—	—	85	—	—	85
Equity in loss of joint ventures	—	2,049	9,266	44	—	11,359
Interest expense	—	—	2,972	—	178	3,150
Depreciation/amortization	1,444	171	7,936	636	—	10,187
General and administrative	1,203	5,767	1,059	1,247	—	9,276
						—
Net operating income (loss)	4,547	363	13,856	14,396	—	33,162

NOI of noncontrolling interest	—	—	(6,326)	—	—	(6,326)
Pro rata NOI from unconsolidated joint ventures	—	656	10,647	—	—	11,303

Pro rata net operating income	$4,547	1,019	18,177	14,396	—	38,139

Pro Rata Net Operating Income Reconciliation
Twelve months ended 12/31/23 (in thousands)

	Industrial/ Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals
Net Income (loss)	$1,285	(8,043)	(848)	7,682	4,806	4,882
Income Tax Allocation	477	(2,983)	(158)	2,848	1,332	1,516
Income (loss) before income taxes	1,762	(11,026)	(1,006)	10,530	6,138	6,398

Less:
Unrealized rents	556	—	10	311	—	877
Gain on sale of real estate and other income	—	—	46	10	—	56
Interest income	—	4,712	—	—	6,185	10,897
Plus:
Loss on sale of real estate	2	—	1	—	—	3
Equity in loss of Joint Ventures	—	11,397	500	40	—	11,937
Professional fees - other	—	—	60	—	—	60
Interest Expense	—	—	4,268	—	47	4,315
Depreciation/Amortization	1,374	182	8,768	497	—	10,821
Management Co. Indirect	529	2,471	444	525	—	3,969
Allocated Corporate Expenses	787	2,387	379	449	—	4,002

Net Operating Income	3,898	699	13,358	11,720	—	29,675

NOI of noncontrolling interest	—	—	(6,081)	—	—	(6,081)
Pro rata NOI from unconsolidated joint ventures	—	5,846	800	—	—	6,646

Pro rata net operating income	$3,898	6,545	8,077	11,720	—	30,240
Conference Call
The Company will host a conference call on Thursday, March 6, 2025 at 9:00 a.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-343-4849 (passcode 83364) within the United States. International callers may dial 1-203-518-9848 (passcode 83364). Audio replay will be available until March 20, 2025 by dialing 1-800-839-2434 within the United States. International callers may dial 1-402-220-7211. No passcode needed. An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the MidAtlantic and Florida; multifamily demand in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties;

risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.
FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of residential apartment buildings.